EXHIBIT 5.01

[Letterhead of O’Melveny & Myers LLP]

August 22, 2003

Southwest Gas Corporation

5241 Spring Mountain Road

Las Vegas, Nevada 89150

Re:	Southwest Gas Trust II 7.70% 4,000,000 Preferred Trust Securities

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 (File No. 333-106419, 333-106419-01, 333-106419-02 and 333-106419-03), as amended by Amendment No. 1 and Amendment No. 2, of Southwest Gas Corporation (the “Company”), Southwest Gas Capital II (the “Trust”), Southwest Gas Capital III and Southwest Gas Capital IV, filed with the Securities and Exchange Commission on June 24, 2003, July 22, 2003 and August 7, 2003, respectively, the Prospectus dated August 12, 2003 (the “Prospectus”) and the Prospectus Supplement dated August 20, 2003 (the “Prospectus Supplement”) in connection with the registration of the 7.70% Preferred Trust Securities (Liquidation Amount $25 per Preferred Trust Security) of the Trust (the “Preferred Trust Securities”), the 7.70% Junior Subordinated Debentures due 2043 of the Company (the “Junior Subordinated Debentures”) and the guarantee of the Preferred Trust Securities (the “Guarantee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

We are of the opinion that:

1.	the Junior Subordinated Debentures have been duly authorized by all necessary corporate action on the part of the Company and, upon the execution and delivery thereof by the Company, payment therefor by the Trust and the authentication of the certificate or certificates representing the Junior Subordinated Debentures by a duly authorized signatory of BNY Midwest Trust Company, as the Trustee, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance

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laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law; and

2.	the Guarantee has been duly authorized by all necessary corporate action on the part of the Company and, upon the execution thereof by the Company and the issuance and sale of the Preferred Trust Securities and the other securities to be issued in connection therewith in the manner referred to in the Prospectus and Prospectus Supplement, will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We hereby consent to the incorporation by reference of this opinion into the Prospectus constituting part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP